Exhibit 10.1

March 23, 2016

Scott Myers

Dear Scott:

I am delighted to offer you the position of President and Chief Executive Officer of Oncothyreon, Inc. (the “Company”), effective as April 4, 2016 (the “Employment Date”). Your annualized base salary will be $600,000 per year and you will report to the Board of Directors (the “Board”) of the Company. The other terms of your offer are set forth below in this letter agreement (the “Agreement”).

1. Term. Subject to the terms of this Agreement, this Agreement will remain in effect for a period commencing on the Employment Date and ending on the fourth (4th) anniversary thereof (the “Term”). Upon a termination of employment and to the extent requested in writing by the Company, you agree to resign from all positions you may hold with the Company at such time (including as a member of the Board). You will be appointed to the Board as a director for each year of the Term. During the Term you will be expected to devote your full working time and attention to the business of the Company, and you will not render services to any other business without the prior written approval of the Board.

2. Compensation and Benefits. As set forth above, your annual base salary will be $600,000 per year, payable in accordance with the Company’s normal payroll practices (as such may be increased from time to time, the “Base Salary”). During the Term you will be eligible to receive an annual cash bonus, with a target amount equal to fifty (50%) percent of your Base Salary (the “Target Bonus” and the actual amount awarded, the “Actual Bonus”), based upon the achievement of performance objectives established by the Board and subject to the terms of the applicable bonus plan(s). The Actual Bonus will be pro-rated for your partial calendar year of employment during 2016, based on your Employment Date. To receive payment of any Actual Bonus, you must be employed by the Company on the last day of such fiscal year to which such bonus relates and at the time bonuses are paid.

You shall be entitled to participate in all employee retirement, welfare and benefit programs of the Company as are in effect from time to time and in which other senior management employees of the Company are eligible to participate, on the same terms as such other senior management employees. You shall be entitled to paid vacation in accordance with the Company’s policy.

3. Equity Awards. On the Employment Date, the Company will grant you a stock option to purchase 2,848,855 shares of the Company’s common stock with an exercise price of the Company’s common stock on the date of grant (the “Equity Award”.)

The Equity Award will vest over four (4) years as follows: twenty-five percent (25%) on the first anniversary of the Employment Date and in equal installments on each of the thirty-six (36) monthly anniversaries of your Employment Date thereafter. Vesting will depend on your continued employment with the Company and will be subject to terms and conditions pursuant a written agreement governing the Equity Award consistent with the provisions of this Agreement.

4. Expenses and Relocation Expenses. The Company will, in accordance with applicable Company policies and guidelines, reimburse you for all reasonable and necessary expenses incurred by you in connection with your performance of services on behalf of the Company. You will be reimbursed for reasonable relocation expenses incurred in connection with your relocation to the Company’s principal offices not to exceed $200,000 subject to provision of appropriate documentation of such expenses.

5. Employment and Termination. Your employment with the Company will be at-will and may be terminated by you or by the Company at any time for any reason as follows: (a) you may terminate your employment upon written notice to the Board for “Good Reason,” as defined below (a “Constructive Termination”); (b) you may terminate your employment upon written notice to the Board at any time in your discretion without Good Reason (“Voluntary Termination”); (c) the Company may terminate your employment upon written notice to you at any time following a determination that there is “Cause,” as defined below, for such termination (“Termination for Cause”); and (d) the Company may terminate your employment upon written notice to you at any time without Cause for such termination (“Termination without Cause”). Notwithstanding anything to the contrary in this Agreement, (i) any reference herein to a termination of your employment is intended to constitute a “separation from service” within the meaning of Section 409A of the Code (as defined below), and Section 1.409A-1(h) of the regulations promulgated thereunder, and shall be so construed, and (ii) no payment will be made or become due to you upon termination of your employment unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Code (as defined below) and you further resign from all positions held at the Company (including as a member of the Board) consistent with Section 2 of this Agreement.

6. Definitions. As used in this Agreement, the following terms have the following meanings:

(a) Cause. For purposes of this Agreement, “Cause” means a good faith determination by the Board, that any of the following has occurred: (i) willful engaging in illegal conduct or gross misconduct which is injurious to the Company or an affiliated company, (ii) being convicted of, or entering a plea of nolo contendere or guilty to, a felony or a crime of moral turpitude; (iii) engaging in fraud, misappropriation, embezzlement or any other act or acts of dishonesty resulting or intended to result directly or indirectly in a gain or personal enrichment to you at the expense of the Company or an affiliated company, (iv) material breach of any written policies of the Company or an affiliated company, or (v) willful and continual failure substantially to perform your duties with the Company; provided, however, that prior to any determination that “Cause” under this Agreement has occurred, the Board shall (A) provide to you written notice specifying the particular event or actions giving rise to such determination and (B) provide you an opportunity to be heard within 30 days of such notice and (C) provide you with 5 days from the date you are heard to cure such event or actions giving rise to a determination of “Cause,” if curable.

(b) Change in Control. For purposes of this Agreement, “Change in Control” means (i) a sale, conveyance, exchange or transfer in which any person or entity, other than persons or entities who as of immediately prior to such sale, conveyance, exchange or transfer own securities in the Company, either directly or indirectly, becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty (50%) percent of the total voting power of all its then outstanding voting securities; (ii) a merger or consolidation of the Company in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation; and (iii) a sale of substantially all of the assets of the Company.

(c) Good Reason. For purposes of this Agreement, “Good Reason” means any of the following taken without your written consent and provided (a) the Company receives, within ninety (90) days following the date on which you know of the occurrence of any of the events set forth in clauses (i) through (iv) below, written notice from you specifying the specific basis for your belief that you are entitled to terminate employment for Good Reason, (b) the Company fails to cure the event constituting Good Reason within thirty (30) days after receipt of such written notice thereof, and (c) you terminate employment within thirty (30) days following expiration of such cure period: (i) a reduction of your title, position, responsibilities, authority or duties to a level less than the title, position, responsibilities, authorities or duties you occupied or possessed, on the date immediately preceding such reduction, or a failure to nominate you to the Board; (ii) a reduction in your Base Salary (but excluding any reduction of not more than 10% of either your Base Salary which applies to substantially all of the Company’s other executive officers); (iii) the Company’s requiring you to be based at any office or location more than fifty (50) miles from the office where you were employed on the date immediately preceding the date of such change in location (excluding the relocation described in Section 4 above); or (iv) the Company’s material breach of any provision of this Agreement.

7. Effect of Termination of Employment.

(a) Termination for Cause, Death or Disability, or Voluntary Termination. In the event you are subject to a Termination for Cause, in the event of your death or disability, or in the event of your Voluntary Termination, you will be paid only (i) any earned but unpaid Base Salary and earned but unused vacation or paid time off, (ii) except in the case of Termination for Cause, the amount of any Actual Bonus earned and payable from a prior year which remains unpaid by the Company as of the date of the termination of employment determined in accordance with customary practice, (iii) other unpaid and then vested amounts, including any amount payable to you under the specific terms of any agreements, plans or awards in which you participate (and subject to the terms of the foregoing), unless otherwise specifically provided in this Agreement and (iv) reimbursement for all reasonable and necessary expenses incurred by you in connection with your performance of services on behalf of the Company in accordance with applicable Company policies and guidelines, in each case as of the effective date of such termination of employment (the “Accrued Compensation”).

(b) Termination without Cause or Constructive Termination, Not In Connection With a Change in Control. In the event of your Termination without Cause or Constructive Termination during the Term not in connection with a Change in Control (as defined in Section 7(c) below), provided that (except with respect to the Accrued Compensation) you deliver to the Company its standard form of release of claims in favor of the Company (the “Release”) and satisfy all conditions to make the Release effective within sixty (60) days following your termination of employment, then, you shall be entitled to (i) your Accrued Compensation; (ii) acceleration as to 25% of then-unvested portion of the Equity Award; (iii) a lump sum payment equal to 12 months of your then current Base Salary and 50% of your Target Bonus, payable on the first business day after the 60th day following your termination of employment; and (iv) provided you timely elect to continue health coverage under COBRA, reimbursement for any monthly COBRA premium payments made by Employee in the 12 months following your termination of employment, provided that, if the Company determines in its sole discretion that it cannot provide the COBRA benefits described herein without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide you with a taxable lump sum payment in an amount equal to the then unreimbursed monthly COBRA premiums, which lump sum payment will be made on the first business day after the 60th day following your termination of employment.

(c) Termination without Cause or Constructive Termination In Connection With a Change in Control. In the event of your Termination without Cause or Constructive Termination in connection with a Change in Control that occurs within twelve (12) months following the Change in Control; provided that (except with respect to the Accrued Compensation) you deliver to the Company the signed Release and satisfy all conditions to make the Release effective within sixty (60) days following your termination of employment, then, (in lieu of any benefits pursuant to Section 7(b)), you shall be entitled to (i) your Accrued Compensation; (ii) acceleration as to 100% of the then-unvested portion of the Equity Award; (iii) a lump sum payment equal to 18 months of your then current Base Salary and 100% of your Target Bonus, in each case, payable on the first business day after the 60th day following your termination of employment; and (iv) provided you timely elect to continue health coverage under COBRA, reimbursement for any monthly COBRA premium payments made by Employee in the 18 months following your termination of employment, provided that, if the Company determines in its sole discretion that it cannot provide the COBRA benefits described herein without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide you with a taxable lump sum payment in an amount equal to the then unreimbursed monthly COBRA premiums, which lump sum payment will be made on the first business day after the 60th day following your termination of employment.

8. Parachute Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this subparagraph, would be subject to the excise tax imposed by Section 4999 of the Code, then the severance benefits under will be either: (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless you and the Company otherwise agree in writing, any determination required under this subparagraph will be made in writing by the Company’s public accountants immediately prior to any change of control or such other person or entity to which the parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this subparagraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company will bear all costs the Accountants may incur in connection with any calculations contemplated by this subparagraph.

9. Section 409A. To the extent (i) any payments to which you become entitled under this Agreement, or any agreement or plan referenced herein, in connection with your termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is at the time defined in regulations under Section 409A of the Code) with the Company; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest).

To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement (or referenced in this Agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.

10. Confidential Information and Other Company Policies. You shall sign and abide by the Company’s standard confidentiality agreement (a form of which was been provided to you, except that the non-disparagement in this Agreement will control over those in the confidentiality agreement), insider trading policy, code of conduct, and any other policies and programs adopted by the Company regulating the behavior of its employees, as such policies and programs may be amended from time to time. You must also be able to prove within the first three (3) days of your Employment Date your eligibility to work within the United States.

11. Indemnification. The Company shall indemnify you against all actions, suits, claims, legal proceedings and the like to the fullest extent permitted by law, including advancement of expenses, partial indemnification, indemnification following the termination of this Agreement, indemnification of your estate and similar matters.

12. Miscellaneous.

(a) Withholding. All sums payable to you hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

(b) Entire Agreement. This Agreement represents the entire agreement between the parties concerning the subject matter of your employment by the Company. It may be amended, or any of its provisions waived, only by a written document executed by both parties in the case of an amendment, or by the party against whom the waiver is asserted.

(c) Clawback Policy. All benefits hereunder shall be subject to any clawback policy adopted by the Board or required by law.

(d) Attorney Fees. The Company will pay attorney fees incurred by you in connection with the execution of this Agreement, not to exceed $25,000, upon submission of appropriate documentation.

(e) Governing Law. This Agreement will be governed by the laws of the State of Washington without reference to conflict of law’s provisions.

Scott, welcome to the Company, we look forward to you joining our team at Oncothyreon. Please sign and date this Agreement, and return it to me if you wish to accept employment at the Company under the terms described above. Please be advised that this offer of employment is contingent upon successful completion of a final reference evaluation and background check to be conducted by the Company. This offer will remain open until Monday, March 28, 2016.

Best regards,

By:	/s/ Dr. Christopher Henney

Title:	Interim Chief Executive Officer

I, the undersigned, hereby accept and agree to the terms and conditions of my employment with the Company as set forth in this Agreement.

Accepted and agreed to this March 28, 2016:

By:	/s/ Scott Myers

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